Exhibit 99.77C

Western Asset/Claymore
U.S. Treasury Inflation
Protected Securities
Fund
("Registrant")
Form N-SAR
For the Six Months Ended
June 30, 2006

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting
Results (amounts are in
thousands):
The Fund's annual
meeting of shareholders
was held on May 15,
2006. Of the 29,152,821
common shares
outstanding, the
following shares were
voted at the meeting:

F
o
r



W
i
t
h
h
e
l
d
Election of Class III
Trustee:
Randolph L. Kohn

	21,477,190
	563,900


Of the 8,200 preferred
shares outstanding, the
following shares were
voted at the meeting:

F
o
r


W
i
t
h
h
e
l
d

Election of Class III
T
r
u
s
t
e
e
s
:
Randolph L. Kohn

	4,711		8
Ronald E. Toupin, Jr.

	4,717		2


G:\Groups\Reporting\NSAR Back-
up\TRUSTS\Claymore
1\2006\6.30.06\Matters submitted to
a vote 77C Claymore 1 6.30.06.doc	08/28/2006